Exhibit 99.1

Press Contact: Yolanda White 858-812-7302 Direct Investor Information: 877-934-4687 investor@kratosdefense.com

Kratos Reports First Quarter 2022 Financial Results
Affirms Full Year 2022 Financial Guidance

SAN DIEGO, CA, May 5, 2022 – Kratos Defense & Security Solutions, Inc. (Nasdaq:KTOS), a leading National Security Solutions provider, today reported its first quarter 2022 financial results. For the first quarter of 2022, Kratos reported Revenues of $196.2 million, Operating Loss of $1.2 million, Net Loss of $15.9 million and Adjusted EBITDA of $13.8 million. Included in Net Loss is a $13.0 million loss for a debt extinguishment charge reflecting the premium paid to redeem the Company’s 6.5% Senior Notes and the write-off of related deferred financing costs.

First quarter 2022 Operating Loss includes non-cash stock compensation expense of $7.0 million, which increased $0.8 million from the first quarter of 2021, and Company-funded Research and Development expense of $9.2 million, reflecting significant ongoing development efforts being made, including in our space and satellite business to develop our virtual, software based OpenSpace ground station solution.

Kratos reported a first quarter 2022 GAAP loss per share of $0.12, which included the $13.0 million loss for debt extinguishment charge noted above, compared to Net Income of $1.9 million and GAAP EPS income of $0.01 for the first quarter of 2021. Adjusted EPS was $0.04 for the first quarter of 2022, compared to $0.06 for the first quarter of 2021. Kratos has approximately $235 million of net operating loss carryforwards, which are expected to substantially shield the Company from paying future cash income taxes.

First quarter 2022 Revenues of $196.2 million, increased $2.0 million, or 1.0 percent, from first quarter 2021 Revenues of $194.2 million, were adversely impacted by the extended 6 month Continuing Resolution Authorization (CRA), which was not resolved until the end of March 2022. First quarter 2022 revenues were also adversely impacted by continuing and increased supply chain disruptions, and COVID-related employee absenteeism, which resulted in approximately $15.3 million of first quarter 2022 revenues being deferred into future periods. First quarter 2022 revenues include a contribution of $14.7 million from the recent acquisitions of Cosmic Advanced Engineered Solutions, Inc. (Cosmic AES) and CTT, Inc., (CTT) offset by the previously reported loss of an international training services contract of approximately $8.3 million.

First quarter 2022 Cash Flow Used in Operations was $7.9 million, including a use for the increase of inventory balances of $15.3 million during the quarter primarily in our satellite and microwave electronic businesses, in anticipation of the ramps in production in the second half of the year and, in part, to advance inventory levels, in an attempt to mitigate the impact of supply chain disruptions. Free Cash Flow Used in Operations was $18.7 million, after funding $10.8 million of capital expenditures, including in our high growth Unmanned Systems, Space, Satellite and Cyber and Turbine Technologies business areas.

For the first quarter of 2022, Kratos’ Unmanned Systems Segment (KUS) generated Revenues of $52.6 million, as compared to $55.9 million in the first quarter of 2021. KUS Operating Income was $0.5 million in the first quarter of 2022, compared to $4.2 million in the first quarter of 2021, reflecting a less favorable mix of revenues, including an increase in development programs which typically generate lower margins, an increase in SG&A costs of approximately $1.1 million, an increase of R&D expenses of approximately $1.2 million and increases in supply chain and employee related costs.

First quarter 2022 KUS Adjusted EBITDA was $3.0 million, compared to first quarter 2021 Adjusted EBITDA of $6.4 million, reflecting increases in certain development programs which typically generate lower margins and increases in SG&A, R&D, supply chain related and headcount costs.

KUS’s book-to-bill ratio for the first quarter of 2022 was 0.3 to 1.0 and 1.0 to 1.0 for the last twelve months ended March 27, 2022, with bookings of $236.7 million for the twelve months ended March 27, 2022. Total backlog for KUS at the end of the first quarter of 2022 was $230.5 million compared to $269.6 million at the end of the fourth quarter of 2021.

For the first quarter of 2022, Kratos’ Government Solutions Segment (KGS) reported Revenues of $143.6 million, compared to Revenues of $138.3 million in the first quarter of 2021. The increased revenues include the contribution of approximately $14.7 million from the recently acquired Cosmic AES and CTT, offset by a reduction of $8.3 million in our Training Solutions business, resulting primarily from the loss of an international training contract, and continued and increased supply chain disruptions, which resulted in first quarter 2022 KGS revenues of approximately $14.6 million being deferred into future periods. KGS reported operating income of $5.6 million in the first quarter of 2022, compared to $7.1 million in the first quarter of 2021, primarily reflecting a less favorable revenue mix and increased costs related to the supply chain and employee base.

Kratos’ Space, Satellite and Cyber business generated Revenues of $72.5 million in the first quarter of 2022, compared to $58.5 million in the first quarter of 2021. Included in the first quarter 2022 revenues is $12.7 million from the recent Cosmic AES acquisition, offset partially by approximately $7.1 million of supply chain related and other delays, including in the Company’s commercial and international satellite communications business.

First quarter 2022 KGS Adjusted EBITDA was $10.8 million, compared to first quarter 2021 KGS Adjusted EBITDA of $11.7 million, reflecting a less favorable mix of revenues, the continued and increased impact of supply chain disruptions and increases in supply chain and employee related costs.

For the first quarter of 2022, KGS reported a book-to-bill ratio of 1.3 to 1.0, and a book to bill ratio of 1.1 to 1 for the twelve months ended March 27, 2022. Included in KGS is Kratos’ Space, Satellite and Cyber business, which reported a book to bill ratio of 1.3 to 1.0 for the first quarter of 2022, and a book to bill ratio of 1.1 to 1.0 for the twelve months ended March 27, 2022. Bookings for the Space, Satellite and Cyber business for the last twelve months ended March 27, 2022 was $313.8 million. KGS’s total backlog at the end of the first quarter of 2022 was $751.6 million, as compared to $684.3 million at the end of the fourth quarter of 2021.

For the first quarter of 2022, Kratos reported consolidated bookings of $198.2 million and a book-to-bill ratio of 1.0 to 1.0, with consolidated bookings of $873.3 million and a book-to-bill ratio of 1.1 to 1.0 for the last twelve months ended March 27, 2022. Backlog on March 27, 2022 was $982.1 million, as compared to $953.9 million at December 26, 2021, and Kratos’ bid and proposal pipeline was $9.4 billion at March 27, 2022, as compared to $9.4 billion at December 26, 2021. Backlog at March 27, 2022 was comprised of funded backlog of $685.7 million and unfunded backlog of $296.4 million.

Eric DeMarco, Kratos’ President and CEO, said, “Since our last report, the Fiscal 2022 Budget has been approved, including significant funding in space, satellite, cyber, unmanned systems, hypersonics, missile defense, strategic deterrence and microwave electronics, all core Kratos business areas. The Fiscal 2023 budget request has also been released, also continuing these as priority national security funding areas. We have now received or have been informed that we will receive several large new contracts in our unmanned systems and our satellite business, including our new software based OpenSpace products. The awards will provide us additional visibility into our Q3 and Q4 forecasted revenue, with a significant increase in our forecasted profitability as we expect to achieve operating leverage on our cost infrastructure.”

Mr. DeMarco, continued, “Over the last few months, the Pentagon has continued to clarify its vision for low cost, force multiplying and loyal wingman unmanned aerial drone systems. We continue to be confident that Kratos’ affordable, made in America, high performance jet drones, which are flying today and not power-points, and which are designed to enable fielding of mass, large quantities and runway independence, providing challenges to adversaries and survivability to our forces, are critical differentiators. We are currently producing approximately 150 jet drone aircraft of various types annually and are ready and able to immediately step up when the customer requires”.

Mr. DeMarco concluded, “We are focused internally, including continuing to win contract awards, expanding our market share, and on program execution and working with our customers contracting offices so that we receive funding as quickly as possible now that the 2022 budget is in place. We are also focused on managing industry wide challenges, including supply chain issues, inflation and increasing costs, COVID related impacts to our customers and employees and obtaining and retaining qualified personnel, all of which are expected to continue for the foreseeable future.”

Financial Guidance
We are providing our initial second quarter guidance and affirming our full year 2022 guidance as follows:

$M	Q222	FY22
Revenues	$205 - $215	$880 - $920
R&D	$9 - $10	$35 - $38
Operating Income (loss)	$(3) - $0	$26 - $30
Depreciation	$5 - $6	$24 - $25
Amortization	$2 - $3	$8 - $9
Stock Based Compensation	$6 - $7	$25 - $26
Adjusted EBITDA	$11 - $14	$85 - $89
Operating Cash Flow		$20 - $30
Capital Expenditures		$50 - $60
Free Cash Flow Use		($30 - $40)

Our second quarter and Fiscal Year 2022 financial guidance we are providing today includes our current forecasted business mix, and our assumptions related to the expected impact of continued employee absenteeism and retention, manufacturing, production and supply chain disruptions, parts shortages and related price increases in materials and components, travel restrictions and other COVID-19 related items that have and continue to impact the industry and Kratos.

Throughout the first quarter of 2022, we experienced a significant increase in the intensity and effects of COVID–19, including the new Omicron variant, on our employees, consultants, vendors, suppliers, customers, etc. We have assumed that these COVID–19 related impacts to our business, which significantly impacted our fiscal first quarter 2022 and continue to impact our second quarter, will begin to subside by the third fiscal quarter, and continue to improve throughout the second half of our fiscal year 2022. Our assumption of an improving COVID-19 and supply chain related environment in the second half of the year, combined with we now have a Fiscal 2022 DoD budget and that the FY 2023 DoD budget request has been submitted, are directly related to our 2022 financial forecast and potential investment decisions. Additionally, we have recently received or been informed that we will receive certain large program awards, including in our Unmanned Systems and Satellite business, which directly relates to our forecasted 2022 quarter over quarter financial forecast improvement, including Kratos’ expectation that its financial performance in the second half of 2022 will be substantially greater than the first half.

We currently estimate that COVID-related issues, including the availability and increased costs of certain raw materials and related components and materials, a lack of capacity at mills supporting Kratos’ hardware programs, and the availability of an experienced skilled workforce to impact our second quarter 2022 Revenues and Adjusted EBITDA by approximately $15 to $17 million and $2 to $4 million, respectively, similar to the impact that we experienced on our first quarter 2022 Revenues and Adjusted EBITDA. We also currently estimate these issues to impact our fiscal year 2022 Revenues and Adjusted EBITDA by approximately $34 to $38 million and $7 to $10 million, respectively. We will provide future updates as appropriate. Also included in our fiscal year 2022 estimated Adjusted EBITDA are additional incremental merit increases of approximately $5 million above our historical merit increase levels. These increases were recently implemented to retain our highly skilled workforce amidst a very tight and competitive labor market.

The forecasted financial trajectory in the second half of 2022 reflects the expected mix of revenues, including the expected timing of software product deliveries in our Space, Satellite and Cyber business, based upon the forecasted order flow and roll out of our new OpenSpace solution, and contract awards we have recently received or that we have been informed we will receive.

Forecasted second quarter 2022 and fiscal year 2022 Operating Income and Adjusted EBITDA, also reflect the expected mix of development-type contracts and expected investments, including in our Space, Satellite and Cyber, Unmanned Systems, C5ISR, Turbine Technologies and Rocket System businesses, where we have received, informed that we will receive, or are pursuing or expect to receive a number of new contract awards. Kratos’ fiscal year 2022 forecasted revenues also include the final impact of the 2021 loss of a large international training contract, which contributed approximately $13.0 million to the Company’s fiscal year 2021 first and second quarter revenues and include the estimated contribution from the recently closed CTT and Cosmic AES acquisitions.

Management will discuss the Company’s first quarter 2022 financial results, as well as its second quarter and full year 2022 guidance on a conference call beginning at 2:00 p.m. Pacific (5:00

p.m. Eastern) today. The conference call can be accessed by dialing (866) 374-5140, and referencing the call by ID number 69056240. The conference call will be broadcast live in listen-only mode on the company’s investor relations website at https://ir.kratosdefense.com/events-presentations. A replay of the webcast will be available on the Kratos web site approximately two hours after the conclusion of the conference call.

About Kratos Defense & Security Solutions
Kratos Defense & Security Solutions, Inc. (NASDAQ:KTOS) develops and fields transformative, affordable technology, platforms, and systems for United States National Security related customers, allies, and commercial enterprises. Kratos is changing the way breakthrough technologies for these industries are rapidly brought to market through proven commercial and venture capital backed approaches, including proactive research, and streamlined development processes. At Kratos, affordability is a technology, and we specialize in unmanned systems, satellite communications, cyber security/warfare, microwave electronics, missile defense, hypersonic systems, training and combat systems and next generation turbo jet and turbo fan engine development. For more information go to www.kratosdefense.com.

Notice Regarding Forward-Looking Statements
This news release contains certain forward-looking statements that involve risks and uncertainties, including, without limitation, express or implied statements concerning the Company’s expectations regarding its future financial performance, including the Company’s expectations for its second quarter and full year 2022 revenues, R&D, operating income, depreciation, amortization, stock based compensation expense, and Adjusted EBITDA, and full year 2022 operating cash flow, capital expenditures and other investments, and free cash flow use, the Company’s future growth trajectory and ability to achieve improved revenue mix and profit in certain of its business segments and the expected timing of such improved revenue mix and profit, the Company’s expectation of ramp on projects and that investments in its business will result in an increase in the Company’s market share and total addressable market and position the Company for significant future organic growth, profitability, cash flow and an increase in shareholder value, the Company’s bid and proposal pipeline, demand for its products and services, including the Company’s alignment with today’s National Security requirements, ability to successfully compete in the tactical unmanned aerial system area and expected new customer awards, including the magnitude and timing of funding and the future opportunity associated with such awards, and expected contract awards related to the Company’s Skyborg Vanguard program and other new tactical unmanned programs, performance of key contracts and programs, including the timing of production and demonstration related to certain of the Company’s contracts and product offerings, the impact of the Company’s restructuring efforts and cost reduction measures, including its ability to improve profitability and cash flow in certain business units as a result of these actions and to achieve financial leverage on fixed administrative costs, benefits to be realized from the Company’s net operating loss carry forwards, the availability and timing of government funding for the Company’s offerings, including the strength of the future funding environment, the short-term delays that may occur as a result of Continuing Resolutions or delays in DoD budget approvals, timing of LRIP and full rate production related to the Company’s unmanned aerial target system offerings, as well as the level of recurring revenues expected to be generated by these programs once they achieve full rate production, market and industry developments, and the current estimated impact of COVID-19 and employee absenteeism, supply chain disruptions, availability of an experienced skilled workforce, inflation and increased costs, and delays on our financial projections, industry, business and operations, including projected growth. Such statements are only predictions, and the Company’s actual results may differ materially from the results expressed or implied by these statements. Investors are cautioned not to place undue reliance on any such forward-looking statements. All such forward-looking statements speak only as of the date they are made, and the Company undertakes no obligation to update or revise these statements, whether as a result of new information, future events or otherwise. Factors that may cause the Company’s results to differ include, but are not limited to: risks to our business and financial results related to the reductions and other spending constraints imposed on the U.S. Government and our other customers, including as a result of sequestration and extended continuing resolutions, the Federal budget deficit and Federal government shut-downs; risks of adverse regulatory action or litigation; risks associated with debt leverage and cost savings and cash flow improvements expected as a result of the refinancing of our Senior Notes; risks that our cost-cutting initiatives will not provide the anticipated benefits; risks that changes, cutbacks or delays in spending by the U.S. DoD may occur, which could cause delays or cancellations of key government contracts; risks of delays to or the cancellation of our projects as a result of protest actions submitted by our competitors; risks that changes may occur in Federal government (or other applicable) procurement laws, regulations, policies and budgets; risks of the availability of government funding for the Company's products and services due to performance, cost growth, or other factors, changes in government and customer priorities and requirements (including cost-cutting initiatives, the potential deferral of awards, terminations or reduction of expenditures to respond to the priorities of Congress and the Administration, or budgetary cuts resulting from Congressional committee recommendations or automatic sequestration under the Budget Control Act of 2011, as amended); risks that the UAS and UGS markets do not experience significant growth; risks that products we have developed or will develop will become programs of record; risks that we cannot expand our customer base or that our products do not achieve broad acceptance which could impact our ability to achieve our anticipated level of growth; risks of increases in the Federal government initiatives related to in-sourcing; risks related to security breaches, including cyber security attacks and threats or other significant disruptions of our information systems, facilities and infrastructures; risks related to our compliance with applicable contracting and procurement laws, regulations and standards; risks related to the new DoD Cybersecurity Maturity Model Certification (CMMC); risks related to contract performance; risks related to failure of our products or services; risks associated with our subcontractors’ or suppliers’ failure to perform their contractual obligations, including the appearance of counterfeit or corrupt parts in our products; changes in the competitive environment (including as a result of bid protests); failure to successfully integrate acquired operations and competition in the marketplace, which could reduce revenues and profit margins; risks that potential future goodwill impairments will adversely affect our operating results; risks that anticipated tax benefits will not be realized in accordance with our expectations; risks that a change in ownership of our stock could cause further limitation to the future utilization of our net operating losses; risks that we may be required to record valuation allowances on our net operating losses which could adversely impact our profitability and financial condition; risks that the current economic environment will adversely impact our business; currently unforeseen risks associated with COVID-19 and risks related to natural disasters or severe weather. These and other risk factors are more fully discussed in the Company’s Annual Report on Form 10-K for the period ended December 26, 2021, and in our other filings made with the Securities and Exchange Commission.

Note Regarding Use of Non-GAAP Financial Measures and Other Performance Metrics

This news release contains non-GAAP financial measures, including Adjusted earnings per share (computed using income from continuing operations before income taxes, excluding income (loss) from discontinued operations, excluding income (loss) attributable to non-controlling interest, excluding depreciation, amortization of intangible assets, amortization of capitalized contract and development costs, stock-based compensation expense, acquisition and restructuring related items and other, which includes, but is not limited to, legal related items and foreign transaction gains and losses, less the estimated impact to income taxes) and including Adjusted EBITDA (which includes net income (loss) attributable to noncontrolling interest and excludes, among other things, losses and gains from discontinued operations, acquisition and restructuring related items, stock compensation expense, foreign transaction gains and losses, and the associated margin rates). Additional non-GAAP financial measures include Free Cash Flow from Operations computed as Cash Flow from Operations less Capital Expenditures and Adjusted EBITDA related to our KUS and KGS businesses. Kratos believes this information is useful to investors because it provides a basis for measuring the Company’s available capital resources, the actual and forecasted operating performance of the Company’s business and the Company’s cash flow, excluding non-recurring items and non-cash items that would normally be included in the most directly comparable measures calculated and presented in accordance with GAAP. The Company’s management uses these non-GAAP financial measures, along with the most directly comparable GAAP financial measures, in evaluating the Company’s actual and forecasted operating performance, capital resources and cash flow. Non-GAAP financial measures should not be considered in isolation from, or as a substitute for, financial information presented in compliance with GAAP, and investors should carefully evaluate the Company’s financial results calculated in accordance with GAAP and reconciliations to those financial results. In addition, non-GAAP financial measures as reported by the Company may not be comparable to similarly titled amounts reported by other companies. As appropriate, the most directly comparable GAAP financial measures and information reconciling these non-GAAP financial measures to the Company’s financial results prepared in accordance with GAAP are included in this news release.

Another Performance Metric the Company believes is a key performance indicator in our industry is our Book to Bill Ratio as it provides investors with a measure of the amount of bookings or contract awards as compared to the amount of revenues that have been recorded during the period, and provides an indicator of how much of the Company’s backlog is being burned or utilized in a certain period. The Book to Bill Ratio is computed as the number of bookings or contract awards in the period divided by the revenues recorded for the same period. The Company believes that the rolling or last twelve months’ Book to Bill Ratio is meaningful since the timing of quarter-to-quarter bookings can vary.

Kratos Defense & Security Solutions, Inc.
Unaudited Condensed Consolidated Statements of Operations
(in millions, except per share data)

	Three Months Ended
	March 27,	March 28,
	2022	2021

Service revenues	$67.9	$57.3
Product sales	128.3	136.9
Total revenues	196.2	194.2
Cost of service revenues	49.9	42.5
Cost of product sales	94.4	100.7
Total costs	144.3	143.2
Gross profit - service revenues	18.0	14.8
Gross profit - product sales	33.9	36.2
Total gross profit	51.9	51.0

Selling, general and administrative expenses	40.3	35.3
Acquisition and restructuring related items	0.6	0.2
Research and development expenses	9.2	8.0
Depreciation	1.3	1.2
Amortization of intangible assets	1.7	1.4
Operating income (loss)	(1.2)	4.9
Interest expense, net	(5.9)	(5.9)
Loss on extinguishment of debt	(13.0)	—
Other income, net	0.1	0.2
Loss from continuing operations before income taxes	(20.0)	(0.8)
Benefit for income taxes from continuing operations	(4.3)	(2.7)
Income (loss) from continuing operations	(15.7)	1.9
Loss from discontinued operations, net of income taxes	(0.2)	—
Net income (loss)	$(15.9)	$1.9
Less: Net income attributable to noncontrolling interest	—	—
Net income (loss) attributable to Kratos	$(15.9)	$1.9

Basic income (loss) per common share attributable to Kratos:
Income (loss) from continuing operations	$(0.12)	$0.02
Loss from discontinued operations	—	—
Net income (loss)	$(0.12)	$0.02

Diluted income (loss) per common share attributable to Kratos:
Income (loss) from continuing operations	$(0.12)	$0.01
Loss from discontinued operations	—	—
Net income (loss)	$(0.12)	$0.01

Weighted average common shares outstanding:
Basic weighted average common shares outstanding	125.9	124.1
Diluted weighted average common shares outstanding	125.9	127.7

Adjusted EBITDA (1)	$13.8	$18.1

Unaudited Reconciliation of GAAP to Non-GAAP Measures

Note: (1) Adjusted EBITDA is a non-GAAP measure defined as GAAP net income (loss) attributable to Kratos adjusted for net income (loss) attributable to noncontrolling interest, income (loss) from discontinued operations, net interest expense, provision for income taxes, depreciation and amortization expense of intangible assets, amortization of capitalized contract and development costs, stock-based compensation, acquisition and restructuring related items and other, and foreign transaction gain (loss).

Adjusted EBITDA as calculated by us may be calculated differently than Adjusted EBITDA for other companies. We have provided Adjusted EBITDA because we believe it is a commonly used measure of financial performance in comparable companies and is provided to help investors evaluate companies on a consistent basis, as well as to enhance understanding of our operating results. Adjusted EBITDA should not be construed as either an alternative to net income or as an indicator of our operating performance or an alternative to cash flows as a measure of liquidity. The adjustments to calculate this non-GAAP financial measure and the basis for such adjustments are outlined below. Please refer to the following table below that reconciles GAAP net income (loss) to Adjusted EBITDA.

The adjustments to calculate this non-GAAP financial measure, and the basis for such adjustments, are outlined below:

Interest income and interest expense, net. The Company receives interest income on investments and incurs interest expense on loans, capital leases and other financing arrangements, including the amortization of issue discounts and deferred financing costs. These amounts may vary from period to period due to changes in cash and debt balances.

Income taxes. The Company's tax expense can fluctuate materially from period to period due to tax adjustments that may not be directly related to underlying operating performance or to the current period of operations and may not necessarily reflect the impact of utilization of our NOLs.

Depreciation. The Company incurs depreciation expense (recorded in cost of revenues and in operating expenses) related to capital assets purchased, leased or constructed to support the ongoing operations of the business. The assets are recorded at cost or fair value and are depreciated over the estimated useful lives of individual assets.

Amortization of intangible assets. The Company incurs amortization of intangible expense related to acquisitions it has made. These intangible assets are valued at the time of acquisition and are amortized over the estimated useful lives.

Amortization of capitalized contract and development costs. The Company incurs amortization of previously capitalized software development and non-recurring engineering costs related to certain targets in its Unmanned Systems and ballistic missile target businesses as these units are sold.

Stock-based compensation expense. The Company incurs expense related to stock-based compensation included in its GAAP presentation of selling, general and administrative expense. Although stock-based compensation is an expense of the Company and viewed as a form of compensation, these expenses vary in amount from period to period, and are affected by market forces that are difficult to predict and are not within the control of management, such as the market price and volatility of the Company's shares, risk-free interest rates and the expected term and forfeiture rates of the awards. Management believes that exclusion of these expenses allows comparison of operating results to those of other companies that disclose non-GAAP financial measures that exclude stock-based compensation.

Foreign transaction (gain) loss. The Company incurs transaction gains and losses related to transactions with foreign customers in currencies other than the U.S. dollar. In addition, certain intercompany transactions can give rise to realized and unrealized foreign currency gains and losses.

Acquisition and transaction related items. The Company incurs transaction related costs, such as legal and accounting fees and other expenses, related to acquisitions and divestiture activities. Management believes these items are outside the normal operations of the Company's business and are not indicative of ongoing operating results.

Restructuring costs. The Company incurs restructuring costs for cost reduction actions which include employee termination costs, facility shut-down related costs and remaining lease commitment costs for excess or exited facilities. Management believes that these costs are not indicative of ongoing operating results as they are either non-recurring and/or not expected when full capacity and volumes are achieved.

Legal related items. The Company incurs costs related to pending legal settlements and other legal related matters. Management believes these items are outside the normal operations of the Company's business and are not indicative of ongoing operating results.

Adjusted EBITDA is a non-GAAP financial measure and should not be considered in isolation or as a substitute for financial information provided in accordance with GAAP. This non-GAAP financial measure may not be computed in the same manner as similarly titled measures used by other companies. The Company expects to continue to incur expenses similar to the Adjusted EBITDA financial adjustments described above, and investors should not infer from the Company's presentation of this non-GAAP financial measure that these costs are unusual, infrequent, or non-recurring.

Reconciliation of Net income (loss) attributable to Kratos to Adjusted EBITDA is as follows:

	Three Months Ended
	March 27,	March 28,
	2022	2021

Net income (loss) attributable to Kratos	$(15.9)	$1.9
Loss from discontinued operations, net of income taxes	0.2	—
Interest expense, net	5.9	5.9
Loss on extinguishment of debt	13.0	—
Benefit for income taxes from continuing operations	(4.3)	(2.7)
Depreciation (including cost of service revenues and product sales)	5.3	4.9
Stock-based compensation	7.0	6.2
Foreign transaction loss	—	0.1
Amortization of intangible assets	1.7	1.4
Amortization of capitalized contract and development costs	0.3	0.2
Acquisition and restructuring related items and other	0.6	0.2
Plus: Net income attributable to noncontrolling interest	—	—

Adjusted EBITDA	$13.8	$18.1

Reconciliation of acquisition and restructuring related items and other included in Adjusted EBITDA:

	Three Months Ended
	March 27,	March 28,
	2022	2021
Acquisition and transaction related items	$0.3	$0.2
Restructuring costs	0.1	—
Legal related items	0.2	—

	$0.6	$0.2

Kratos Defense & Security Solutions, Inc.
Unaudited Segment Data
(in millions)

	Three Months Ended
	March 27,	March 28,
	2022	2021
Revenues:
Unmanned Systems	$52.6	$55.9
Kratos Government Solutions	143.6	138.3
Total revenues	$196.2	$194.2

Operating income (loss)
Unmanned Systems	$0.5	$4.2
Kratos Government Solutions	5.6	7.1
Unallocated corporate expense, net	(7.3)	(6.4)
Total operating income (loss)	$(1.2)	$4.9

Note: Unallocated corporate expense, net includes costs for certain stock-based compensation programs (including stock-based compensation costs for stock options, employee stock purchase plan and restricted stock units), the effects of items not considered part of management’s evaluation of segment operating performance, and acquisition and restructuring related items, corporate costs not allocated to the segments, legal related items, and other miscellaneous corporate activities.

Reconciliation of Segment Operating Income to Adjusted EBITDA is as follows:

	Three Months Ended
	March 27,	March 28,
	2022	2021
Unmanned Systems
Operating income	$0.5	$4.2
Other income	0.1	0.1
Depreciation	1.6	1.6
Amortization of intangible assets	0.3	0.3
Amortization of capitalized contract and development costs	0.3	0.2
Acquisition and restructuring related items and other	0.2	—
Adjusted EBITDA	$3.0	$6.4
% of revenue	5.7%	11.4%

Kratos Government Solutions
Operating income	$5.6	$7.1
Other income	—	0.2
Depreciation	3.7	3.3
Amortization of intangible assets	1.4	1.1
Acquisition and restructuring related items and other	0.1	—
Adjusted EBITDA	$10.8	$11.7
% of revenue	7.5%	8.5%

Total Adjusted EBITDA	$13.8	$18.1
% of revenue	7.0%	9.3%

Kratos Defense & Security Solutions, Inc.
Unaudited Condensed Consolidated Balance Sheets
(in millions)

	March 27,	December 26,
	2022	2021
Assets
Current assets:
Cash and cash equivalents	$254.4	$349.4
Accounts receivable, net	280.7	284.7
Inventoried costs	107.1	91.7
Prepaid expenses	11.1	9.8
Other current assets	34.6	22.5
Total current assets	687.9	758.1
Property, plant and equipment, net	173.5	168.3
Operating lease right-of-use assets	39.6	38.5
Goodwill	522.9	493.9
Intangible assets, net	51.5	43.2
Other assets	90.1	87.5
Total assets	$1,565.5	$1,589.5
Liabilities and Stockholders’ Equity
Current liabilities:
Accounts payable	$51.7	$50.4
Accrued expenses	34.2	27.2
Accrued compensation	56.7	47.3
Accrued interest	0.2	1.5
Billings in excess of costs and earnings on uncompleted contracts	49.7	58.1
Current portion of operating lease liabilities	10.5	10.1
Other current liabilities	9.2	25.7
Other current liabilities of discontinued operations	1.1	0.8
Total current liabilities	213.3	221.1
Long-term debt	295.0	296.7
Operating lease liabilities, net of current portion	33.3	32.7
Other long-term liabilities	73.9	76.2
Other long-term liabilities of discontinued operations	2.5	2.5
Total liabilities	618.0	629.2
Commitments and contingencies
Redeemable noncontrolling interest	15.2	15.2
Stockholders’ equity:
Additional paid-in capital	1,582.0	1,578.9
Accumulated other comprehensive income	0.6	0.6
Accumulated deficit	(650.3)	(634.4)
Total Kratos stockholders’ equity	932.3	945.1
Total liabilities and stockholders’ equity	$1,565.5	$1,589.5

Kratos Defense & Security Solutions, Inc.
Unaudited Condensed Consolidated Statements of Cash Flows
(in millions)

	Three Months Ended
	March 27,	March 28,
	2022	2021
Operating activities:
Net income (loss)	$(15.9)	$1.9
Less: loss from discontinued operations	(0.2)	—
Income (loss) from continuing operations	(15.7)	1.9
Adjustments to reconcile income (loss) from continuing operations to net cash provided by (used in) operating activities from continuing operations:
Depreciation and amortization	7.0	6.3
Amortization of lease right-of-use-assets	2.6	2.2
Deferred income taxes	—	0.1
Stock-based compensation	7.0	6.2
Amortization of deferred financing costs	0.3	0.2
Loss on extinguishment of debt	13.0	—
Provision for (recovery of) doubtful accounts	—	(0.1)
Changes in assets and liabilities, net of acquisitions:
Accounts receivable	31.9	9.8
Unbilled receivables	(19.8)	(1.8)
Inventoried costs	(15.3)	(4.2)
Prepaid expenses and other assets	(9.5)	(2.0)
Operating lease liabilities	(2.7)	(2.2)
Accounts payable	1.3	(2.0)
Accrued compensation	5.6	6.2
Accrued expenses	6.1	(2.7)
Accrued interest	(1.3)	4.9
Billings in excess of costs and earnings on uncompleted contracts	(8.3)	7.1
Income tax receivable and payable	(4.9)	(2.2)
Other liabilities	(5.2)	(5.0)
Net cash provided by (used in) operating activities from continuing operations	(7.9)	22.7
Investing activities:
Cash paid for acquisitions, net of cash acquired	(58.5)	(5.1)
Capital expenditures	(10.8)	(9.6)
Net cash used in investing activities from continuing operations	(69.3)	(14.7)
Financing activities:
Proceeds from the issuance of long-term debt	200.0	—
Repayment of debt	(309.8)	—
Debt issuance costs	(3.2)	—
Credit agreement borrowings	100.0	—
Payments under finance leases	(0.3)	(0.2)
Payments of employee taxes withheld from share-based awards	(6.8)	(7.1)
Proceeds from shares issued under equity plans	2.9	2.5
Net cash used in financing activities from continuing operations	(17.2)	(4.8)
Net cash flows from continuing operations	(94.4)	3.2
Net operating cash flows of discontinued operations	0.1	(0.5)
Effect of exchange rate changes on cash and cash equivalents	(0.7)	(0.6)
Net increase (decrease) in cash, cash equivalents and restricted cash	(95.0)	2.1
Cash, cash equivalents and restricted cash at beginning of period	349.4	381.5
Cash, cash equivalents and restricted cash at end of period	$254.4	$383.6

Kratos Defense & Security Solutions, Inc.
Unaudited Non-GAAP Measures
Computation of Adjusted Earnings Per Share
(in millions, except per share data)

Adjusted income from continuing operations and adjusted income from continuing operations per diluted common share (Adjusted EPS) are non-GAAP measures for reporting financial performance and exclude the impact of certain items and, therefore, have not been calculated in accordance with GAAP. Management believes that exclusion of these items assists in providing a more complete understanding of the Company's underlying continuing operations results and trends and allows for comparability with our peer company index and industry. The Company uses these measures along with the corresponding GAAP financial measures to manage the Company's business and to evaluate its performance compared to prior periods and the marketplace. The Company defines adjusted income from continuing operations before amortization of intangible assets, depreciation, stock-based compensation, foreign transaction gain/loss, and acquisition and restructuring related items and other. The estimated impact to income taxes includes the impact to the effective tax rate, current tax provision and deferred tax provision, and excludes the impact of discrete items, including transaction related expenses and release of valuation allowance, or benefit related to the add-backs.* Adjusted EPS expresses adjusted income on a per share basis using weighted average diluted shares outstanding.

The following table reconciles the most directly comparable GAAP financial measures to the non-GAAP financial measures.

	Three Months Ended
	March 27,	March 28,
	2022	2021
Net income (loss) attributable to Kratos	$(15.9)	$1.9
Less: GAAP benefit for income taxes	(4.3)	(2.7)
Less: Net income attributable to noncontrolling interest	—	—
Less: Loss from discontinued operations, net of income taxes	0.2	—
Loss from continuing operations before taxes	(20.0)	(0.8)
Add: Amortization of intangible assets	1.7	1.4
Add: Amortization of capitalized contract and development costs	0.3	0.2
Add: Depreciation	5.3	4.9
Add: Stock-based compensation	7.0	6.2
Add: Loss on extinguishment of debt	13.0	—
Add: Foreign transaction loss	—	0.1
Add: Acquisition and restructuring related items and other	0.6	0.2
Non-GAAP Adjusted income from continuing operations before income taxes	7.9	12.2
Income taxes on Non-GAAP measure Adjusted income from continuing operations*	2.8	4.5
Non-GAAP Adjusted net income	$5.1	$7.7

Diluted earnings per common share	$(0.12)	$0.01
Less: GAAP provision (benefit) for income taxes	(0.03)	(0.02)
Less: Net income (loss) attributable to noncontrolling interest	—	—
Less: Loss from discontinued operations, net of income taxes	—	—
Add: Amortization of intangible assets	0.01	0.01
Add: Amortization of capitalized contract and development costs	—	—
Add: Depreciation	0.04	0.04
Add: Stock-based compensation	0.06	0.05
Add: Loss on extinguishment of debt	0.10	—
Add: Foreign transaction loss	—	—
Add: Acquisition and restructuring related items and other	—	—
Income taxes on Non-GAAP measure Adjusted income from continuing operations*	(0.02)	(0.03)
Adjusted income from continuing operations per diluted common share	$0.04	$0.06

Weighted average diluted common shares outstanding	125.9	127.7

*The impact to income taxes is calculated by recasting income before income taxes to include the add-backs involved in determining Adjusted income from continuing operations before income taxes and recalculating the income tax provision (benefit), including current and deferred income taxes, using the Adjusted income from continuing operations before income taxes. The recalculation also adjusts for any discrete tax expense, including transaction related expenses and the release of valuation allowance, or benefit related to the add-backs.
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